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                   [LETTERHEAD OF APPLEBY, SPURLING & KEMPE]

                                                                       EXHIBIT 5

                                                                 9 February 1999

Tyco International Ltd.
The Gibbons Building
10 Queen Street
Hamilton HM 11

Dear Sirs
TYCO INTERNATIONAL LTD. (THE "COMPANY")

We have been instructed by the Company to address this opinion to you in connection with common shares (the "Common Shares") of the Company to be acquired by the shareholders of AMP Incorporated ("AMP") in connection with the merger (the "Merger") of AMP with AMP Merger Corp., an indirect wholly owned subsidiary of the Company ("Merger Subsidiary") pursuant to the Agreement and Plan of Merger dated as of 22 November 1998 among the Company, Tyco International (PA) Inc., ("Tyco PA") AMP and Merger Subsidiary. We understand that following the Merger and pursuant to the laws by which the Merger is governed, the merger company will continue as a wholly owned subsidiary of the Company.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Merger Agreement.

For the purposes of this opinion we have examined and relied upon the following documents:

DOCUMENTS

    (a) a copy of the executed Merger Agreement (the "Merger Agreement");

    (b) a copy of the Proxy Statement/Prospectus to be filed with the Securities and Exchange Commission as part of Amendment No. 2 to the Form S-4 Registration Statement (Registration No. 333-687451) as faxed to us on the 9(th) February, 1999;

    (c) a copy of the Minutes of the Meeting of the Board of Directors of the Company held on 20(th) November, 1998 (the "Resolutions");

    (d) a copy of draft notice for a meeting to the Shareholders of the Company to be held March 1999, setting out resolutions for approval by the shareholders of the Company
       (the "Shareholder Resolutions");

    (e) the entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search done on 9(th) February, 1999;

    (f) the entries and filings shown in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search done on 9(th) February, 1999 in respect of the Company;

        the searches referred to in items (e) and (f) above are together referred to as the "Searches";

    (g) certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws of the Company (collectively referred to as the "Constitutional Documents");

    (h) a copy of an Officer's Certificate signed by Mark H. Swartz, Executive Vice-President of the Company, confirming the number of Common Shares of the Company in issue as at 8(th) February, 1998 (the "Officer's Certificate"); and

    (i) a copy of the permission dated 27(th) May, 1997 given by the Bermuda Monetary Authority under the Exchange Control Act (1972) and related regulations for the issue of Common Shares in the capital of the Company.
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ASSUMPTIONS

In stating our opinion we have assumed:-

    (a) the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarised or photostatic copies;

    (b) the genuineness of all signatures on the documents;

    (c) the authority, capacity and power of each of the persons signing the documents which we have reviewed (other than the Company in respect of the Merger Agreement);

    (d) that any factual statements made in any of the documents are true, accurate and complete;

    (e) that the number of Common Shares in issue immediately prior to the Merger will be as set out in the Officer's Certificate;

    (f) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Merger Agreement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Merger Agreement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

    (g) that the Searches were complete and accurate at the time they were made and disclosed all information which is material for the purposes of this opinion and such information has not since such date been materially altered;

    (h) that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout;

    (i) that each Director of the Company, when the Board of Directors of the Company passed the Resolutions, discharged his fiduciary duty owed to the Company and acted honestly and in good faith with a view to the best interests of the Company;

    (j) that the Company has entered into its obligations under the Merger Agreement in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Merger Agreement would benefit the Company;

    (k) that the Shareholder Resolutions will be duly adopted at a Special General Meeting of the Shareholders validly convened and held, in a form which does not differ in any material respect from the draft which we have examined;

    (l) that the Merger Agreement will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of the State of New York by which it is expressed to be governed; and

    (m) that when filed the Proxy Statement/Prospectus will not differ in any material respect from the draft which we have examined for the purpose of this opinion.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:-

(1) The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company is in good standing under the laws of Bermuda.
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(2) When the Shareholder Resolutions have been duly adopted, all necessary corporate action required to be taken by the Company in connection with the issue by the Company of the Common Shares pursuant to Bermuda law has been taken by or on behalf of the Company, and all necessary approvals of Governmental authorities in Bermuda have been duly obtained for the issue by the Company of the Common Shares.

(3) When the Shareholders Resolutions have been duly adopted, and when the Common Shares have been duly issued and paid for pursuant to and in accordance with the terms and conditions referred to or summarised in the Resolutions, the Shareholder Resolutions, the Merger Agreement and in the Proxy Statement/Prospectus, and upon completion of the transactions provided for the Merger Agreement the Common Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

(4) There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof in respect of the issue of the Common Shares.

RESERVATIONS

We have the following reservations:-

    (a) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

    (b) In paragraph (1) above, the term "good standing" means that the Company has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Registrar of Companies and thereby cease to exist under the laws of Bermuda.

    (c) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between such company and the holder of such shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

DISCLOSURE

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein.

We hereby consent to the inclusion of the opinion as an exhibit to the Registration Statement and the references to our Firm in the Proxy Statement/Prospectus.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

    Yours faithfully

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       /s/ APPLEBY, SPURLING &
                KEMPE
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      Appleby, Spurling & Kempe
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